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                                  LICENSE AGREEMENT
                                     (SK# 2302)

This Agreement, effective on the date signed by the last party to sign below (the "Effective Date"), is made by and between

SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH, a not-for-profit corporation organization under the law of New York state and having its principal place of business at 1275 York Avenue, New York, NY 10021 (hereinafter "SKI"), and

INVITROGEN, a business corporation having offices at 3985 B Sorrento Valley Blvd., San Diego, California 92121 (hereinafter "Invitrogen").

In consideration of the mutual covenants contained herein, both parties AGREE AS
FOLLOWS:

                                      ARTICLE 1
                                      BACKGROUND

1.1 SKI owns certain patent rights and technical information relating to Novel Approaches to Molecular Cloning and Polynucleotide Synthesis using Vaccinia DNA Topoisomerase (TECHNOLOGY) developed by Dr. Stewart Shuman at Memorial Sloan-Kettering Cancer Center.

1.2 Invitrogen wishes to obtain a license from SKI to practice LICENSED PATENTS relating to TECHNOLOGY.

                                      ARTICLE 2
                                     DEFINITIONS

2.1  FIELD OF USE of this agreement is all uses in all markets.

2.2 LICENSED PATENTS shall mean the United States patent application Serial No. 08/358,344, the inventions described and claimed therein, and any division, continuations, continuations-in-part to the extent that their claims are dominated by existing LICENSED PATENTS, and patents issuing thereof, and any and all foreign patents and patents applications corresponding thereto; all of which will be automatically incorporated in and to this Agreement and shall periodically be added to Appendix A attached to this Agreement and made a part hereof.

2.3 LICENSED PRODUCTS shall mean any products claimed in LICENSED PATENT or products made or services provided in accordance with or by means of the processes claimed in LICENSED PATENTS.

2.4 NET SALES shall mean the total of all charges billed or invoiced for sales or lease of LICENSED PRODUCTS; less normal trade discount actually allowed; credit allowed for returned or damaged goods; transportation costs; and sales and other excise taxes paid directly with respect to the sale of LICENSED PRODUCTS.

                                      ARTICLE 3
                                    LICENSE GRANT

3.1 SKI hereby grants to Invitrogen an exclusive, world-wide license, to use and practice LICENSED PATENTS within the FIELD OF USE.

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3.2  SKI grants to Invitrogen the right to sublicense third parties, providing that, prior to signing any sublicense agreement;

     A. SKI is fully informed of proposed terms of the sublicense agreement and proposed terms of all collateral agreements (such as cross-licensing or supply agreements that are related to the sublicense and which have cash and/or non-cash value), so that SKI will have knowledge of the full value received by Invitrogen from each sublicensee whether in the form of fees, royalties or other compensation of whatever form;

     B. each sublicense agreement includes a provision that it subject to the terms of this Agreement; and

     C. SKI approves of the sublicense agreement, which approval shall not be unreasonably withheld.

3.3 All grants under this Article 2 are subject to rights of the U.S. government under 35 USC Sections 200 and 212.

3.4 SKI explicitly retains the right to use and practice the LICENSED PATENTS for any purpose.

                                      ARTICLE 4
                                       PAYMENTS

4.1  Within 30 days after the Effective Date, Invitrogen shall pay to SKI     *
            *        as a fully paid, non-refundable license fee.        *
     of this fee is fully creditable against royalties to be paid according to section 4.3 accrued in the first twelve (12) months of this Agreement.

4.2  In consideration of the exclusivity of this license, Invitrogen agrees to
     pay        *                         *          commencing with the second
     royalty period as defined in paragraph 4.3(c).       *      payments shall
     be made at the same intervals as regular royalty payments, on a PRO RATA basis. Failure to made such payments will constitute a material breach and be subject to termination as defined in Article 7.2 herein.

4.3 For the license granted in Article 2, Invitrogen shall pay to SKI the amount of royalty of NET SALES indicated as follows:

     a).  LICENSED PRODUCTS sold alone:   *   of NET SALES

     b).  LICENSED PRODUCTS sold in combination such as a Kit:

              *          for annual NET SALES under      *
              *          for annual NET SALES between      *
              *          for annual NET SALES greater than      *

     c). All royalties are payable annually for the period of January 1 - December 31. They shall be due sixty (60) days after the end of the year.

     d). Where Invitrogen sells LICENSED PRODUCTS together with third-party licensed technology, the royalty rate due hereunder shall be reduced
          by      *     for every     *     of royalty due to third parties.
          However, the royalty payable will never be lower than     *
                 *        of the then running royalty rate.


* "CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION."
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4.4   If the LICENSED PRODUCTS is sold in a kit in combination with other active products or components that are not LICENSED PRODUCTS, NET SALES for purposes of determining royalties shall be the unit equivalent price of the LICENSED PRODUCTS if sold separately.

4.5 For purposes of determining royalties on foreign (Non-U.S.) sales of LICENSED PRODUCTS, NET SALES shall be determined by multiplying the U.S. catalog price for each such LICENSED PRODUCTS by the number of such LICENSED PRODUCTS sold during the period for which royalties are due (i.e., NET SALES = Foreign Units Sold x U.S. catalog price). Such determination of NET SALES shall only be valid as long as LICENSED PRODUCTS are substantially manufactured in the United States.

4.6 In the case of sublicense, Invitrogen shall pay SKI * of the non-royalty sublicense income (e.g. License issue fees, license maintenance fee,
      etc.), and   *   of royalty sublicense income. Any non-cash consideration
      received by Invitrogen from such sublicense shall be valued at its fair market value as of the date of receipt by Invitrogen.

4.7   Within Thirty (30) Days of the Effective Date Invitrogen shall reimburse
      SKI      *          *         , for documented out of pocket expenses
      reasonably incurred by SKI for the preparation, prosecution and maintenance of LICENSED PATENTS prior to the Effective Date. Such costs
      will be fully creditable against royalties payable in      *
      * increments over three (3) years beginning with the second royalty period as defined in paragraph 4.3(c).

      Invitrogen shall take over control of the preparation, filing, prosecution and maintenance of LICENSED PATENTS as of the Effective Date and shall pay all related expenses reasonably incurred thereafter. SKI shall promptly execute any documents reasonably requested by Invitrogen or its counsel in connection with such preparation, filing, prosecution or maintenance.

      Such control shall be exercised exclusively by Invitrogen and includes, without limitation the right to decide what to claim, in what jurisdictions to prosecute, and the choice of attorneys, except that the attorneys prosecuting the U.S. patents as of Effective Date shall not be changed absent good cause. Invitrogen shall consult with SKI as to the preparation, filing, prosecution and maintenance and shall use prudent and sound business judgment in all decisions relevant thereto.

      In the event Invitrogen elects not to file an application, or elects to abandon an application in any jurisdiction, SKI may, at its option file or continue prosecution of such application at its own expense and under its exclusive control. Such applications that become issued patents will not be part of LICENSED PATENTS.

4.8 Payment shall be made by remittance to Sloan-Kettering Institute for Cancer Research. Payment shall show "payment, contract SK# 2302" on the check stub, and shall be sent to

               Office of Industrial Affairs
               Memorial Sloan-Kettering for Cancer Research
               1275 York Avenue
               New York, New York 10021

                                     ARTICLE 5
                                    INFRINGEMENT

5.1 SKI reserves the right to take action, in its own name and its own expense to enforce LICENSED PATENTS against infringement or threatened infringement. In the event that SKI takes action against infringers, Invitrogen shall give reasonable assistance (not to exceed 40 hours labor) to



* "CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION."

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      SKI and any damages recovered shall belong to SKI. However, Invitrogen shall have the right to join in such action in order to recover damages for injury to Invitrogen resulting from said infringement, and in that event, each party's expenses shall be reimbursed from their respective recovered damages.

5.2 In the event that SKI decide not to take action against infringer, SKI shall notify Invitrogen and Invitrogen may initiate legal proceeding against infringer at Invitrogen's expense. Failure of SKI to provide such notice within thirty (30) days of letter request from Invitrogen shall be deemed the equivalent of such notice. Invitrogen, may at its' option join SKI as a plaintiff. SKI shall give reasonable assistance (not to exceed 40 hours labor) to Invitrogen and damages recovered shall belong to Invitrogen. However, SKI shall have the right to join in such action in order to recover damages for injury to SKI resulting from said infringement, and in that event, each party's expenses shall be reimbursed from their respective recovered damages.

                                     ARTICLE 6
                                  CONFIDENTIALITY

6.1 Invitrogen shall not disclose any information to third parties furnished to Invitrogen and marked "Confidential" by SKI or by third parties on behalf of SKI related to LICENSED PATENTS or know-how related to the LICENSED PATENTS ("Confidential Information") during the term of this Agreement.

6.2   Obligations of confidentiality shall not apply to information:

           a) for which disclosure was authorized by both parties in writing;
           b) in Invitrogen's possession at the time of disclosure by SKI and not directly or indirectly obtained from SKI;
           c) which is or may hereafter be publicly available through no wrongful act of Invitrogen:
           d) lawfully received by Invitrogen from a third party under no obligation of confidentially; or,
           e) required to be disclosed by law, government regulations or court order with prior notice to SKI.

                                     ARTICLE 7
                                TERM AND TERMINATION

7.1  The term of this agreement is from the Effective Date until      *
       * unless earlier terminated according to this article 7.

7.2 Failure by Invitrogen or SKI to comply with any of their respective obligations and conditions contained in this Agreement shall entitle the other party to the party in default written notice requiring it to cure such fault. If such default is not cured within sixty (60) days after receipt of such notice, the notifying party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement by giving notice to take effect immediately. The right of either party to terminate this Agreement shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

7.3 Should the U.S. patent application(s) under LICENSED PATENTS be ultimately rejected for any reason this agreement shall terminate.

     If at any time all or substantially all claims within the LICENSED PATENTS are declared invalid, void or unenforceable by any court of final resort or in a judgment from which no appeal is taken, no royalty shall thereafter be payable hereunder in the relevant jurisdiction. If at any time, such claims are declared invalid, void or unenforceable by any court, and review by a



* "CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION."

     higher court is sought, then royalties shall continue to accrue, but shall not become due unless and until the court's judgment is reversed

7.4 Upon termination of this License for any reason, all rights granted hereunder shall revert to SKI for the solo benefit of SKI.

7.5 At least forty five (45) days prior to filing a petition in bankruptcy, each party must inform the other of its intention to file the petition or of another's intent to file an involuntary petition in bankruptcy. Failure to conform to this be deemed to be a material, pre-petition incurable breach.

7.6 Obligations under Article 5, 6 and 8 shall survive termination of this agreement

                                      ARTICLE 8
                                  PRODUCT LIABILITY

8.1 Invitrogen shall at all times, during the term of this Agreement and thereafter, indemnify and hold SKI and its affiliates and their directors, officers, agents and employees, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the action of Invitrogen hereunder in the production, manufacture, sales, use, consumption or advertisement of LICENSED PRODUCTS, subject to SKI giving Invitrogen prompt notice of any such claims, giving Invitrogen full control of the defense or settlement of any such claims.

8.2 Nothing in this Agreement shall be construed as a warranty or representation that anything made, used, sold or otherwise disposed of any license granted in this Agreement is or will be free from infringement of patents of third parties.

8.3 Invitrogen shall not use the name of SKI or any affiliate, inventor, employee or agent of SKI, nor any variant of any of them, for advertising, publicity, offering, promotion or sales purposes without the prior written consent of SKI.

                                      ARTICLE 9
                                    MISCELLANEOUS

9.1 Any notice given by either party hereunder shall be given in writing by registered or certified mail addressed to the party for whom it is intended at the address set forth below or such other address as such party may subsequently designate in writing.

     For SKI                                 For Invitrogen

     Mr. James S. Quirk                      Mr. Joseph M. Fernandez
     Senior Vice President                   Vice President
     Sloan-Kettering Institute for Cancer    Invitrogen Corporation
     Research                                Business Development
     1275 York Avenue                        3985 B Sorrento Valley Boulevard
     New York, NY 10021                      San Diego, CA 92121

9.2 The construction, validity, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, but the scope and validity of any LICENSED PATENTS shall be governed by the applicable laws of the country granting such patent.

9.3 Neither party may assign this Agreement or any rights granted hereunder in whole or in part without the prior written consent of the other party except to the successor to, or assignee of, all


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     or substantially all of the business, assets, and goodwill of the assigning party with prior written notice to the other party.

9.4 This Agreement sets forth the entire Agreement and understanding between the parties and to the subject matter of this Agreement, and merges all prior discussions between them and this Agreement may not be superseded, amended, or modified except by written agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, all in duplicate original.


SLOAN-KETTERING INSTITUTE                    INVITROGEN CORPORATION
FOR CANCER RESEARCH


By: /s/ James S. Quirk                       By: /s/ Joseph M. Fernandez
   -------------------------------              -------------------------------
James S. Quirk                               Joseph M. Fernandez
Senior Vice President                        Vice President
Research Resources Management                Business Development

Date:     1/22/97                            Date:     1/16/97
     ------------------------------               -----------------------------

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                                      APPENDIX A

The following comprise LICENSED PATENTS:

U.S. patent application serial No. 08/358,344, filed December 19, 1994

PCT International application No. PCT/US95/16099, filed December 12, 1995